Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered into effective June 20, 2022 (the “Effective Date”), by and between Gregory Oakes (the “Executive”) and Landos Biopharma, Inc. (the “Company”).

The Company desires to employ the Executive and, in connection therewith, to compensate the Executive for Executive’s personal services to the Company; and

Executive wishes to be employed by the Company and provide personal services and certain covenants to the Company in return for certain compensation and benefits.

Accordingly, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1.
Employment by the Company.
1.1
Position and Duties. Subject to the terms set forth herein, the Company agrees to employ Executive as its Chief Executive Officer and Executive hereby accepts such employment. Executive will report to the Company’s Board of Directors (the “Board”), performing such duties as are normally associated with Executive’s position and such duties as are assigned to Executive from time to time, subject to the oversight and direction of the Board or the Board’s designee. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company. Executive shall perform Executive’s duties under this Agreement principally out of the Company’s executive office, once determined. Until the Company determines the location of its executive office, Executive’s shall perform his duties under the Agreement principally out of his home offices in New Jersey or Pennsylvania. In addition, Executive shall make such business trips to such places as may be necessary or advisable for the efficient operations of the Company.
1.2
Company Policies and Benefits. The employment relationship between the parties shall also be subject to the Company’s written and distributed personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. Executive will be eligible to participate on the same basis as similarly situated employees in the Company’s benefit plans in effect from time to time during Executive’s employment. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of the such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2.
Compensation.
2.1
Salary. Executive shall receive for Executive’s services to be rendered under this Agreement an initial base salary of $600,000 on an annualized basis, subject to review and upwards adjustment by the Company in its sole discretion (“Base Salary”); provided, however, that the Company may reduce Executive’s Base Salary in connection with an across-the-board reduction in salaries for similarly situated employees or a temporary reduction for similarly situated employees due to financial exigency. The Base Salary shall be payable subject to standard federal and state payroll withholding requirements in accordance with the Company’s standard payroll practices.
2.2
Annual Discretionary Bonus. Beginning as of the commencement of his employment, Executive will be eligible for a discretionary annual calendar year performance bonus (the “Annual Bonus”) with a target of sixty percent (60%) of Executive’s then current Base Salary (the “Target Percentage”), subject to review and adjustment from time to time by the Company in its sole discretion, payable subject to standard payroll withholding requirements. Whether or not Executive is eligible for any Annual Bonus will be dependent upon (a) the actual achievement by Executive and the Company of the applicable individual and corporate performance goals, as determined by the Board in its reasonable discretion but with input from Executive, within a reasonable period after the start of employment or the applicable calendar year, and (b) Executive’s continuous performance of services to the Company through the date any such bonus is paid. The Annual Bonus may be greater or lesser than the Target Percentage and may be zero. The annual period over which performance is measured for purposes of this bonus is January 1 through December 31, and, unless otherwise stated in Section 6, the bonus shall be paid by March 15 following such period. The Board will determine in its good faith discretion the extent to which Executive has achieved the performance goals upon which the bonus is based and the amount of the bonus, if any, based on the achievement of the applicable individual and corporate performance goals. Executive’s eligibility for an Annual Bonus and the Target Percentage, if any, is subject to change in the discretion of the Board (or any authorized committee thereof). Executive is eligible for a full Annual Bonus for the calendar year 2022.
2.3
Retention Bonus. Executive is eligible for a bonus in the amount of $150,000 (the “Retention Bonus”), subject to standard payroll withholding and deductions, advanced in a lump sum on the first regularly scheduled payroll date following the Effective Date provided Executive is an active employee on such payroll date. Executive will earn the Retention Bonus on a monthly basis, earning 1/12th of the Retention Bonus on the last day of each month over the twelve (12) month period after the Effective Date, by remaining employed by the Company on the last day of each applicable month. Notwithstanding the forgoing, and subject to the terms and conditions set forth in Section 6, in the event Executive is terminated without Cause (as defined below) or resigns for Good Reason (as defined below) (including a termination for Cause or resignation for Good Reason during the Corporate Transaction Measurement Period), or Executive is terminated by the Company for death, disability, or discontinuance of business, the Company will forgive any repayment of the Retention Bonus due to the Company. In the event that Executive resigns from the Company without Good Reason or is terminated by the Company for Cause within twelve (12) months of the Effective Date, Executive shall be obligated to, and hereby agrees to, repay the net, after-tax amount of the Retention Bonus that has not yet been earned. To the extent permitted by applicable law, Executive expressly authorizes the Company to deduct the amount advanced from any amount otherwise owed to him by the Company and agrees to repay any balance owed within thirty (30) days following his employment termination date. Executive also hereby agrees to execute any such separate authorization paperwork necessary to effect such deduction.
2.4
Equity. Subject to the approval of the Board or a committee thereof (which will not be unreasonably withheld), and to Executive being an employee of the Company on the date of grant, Executive shall be granted a stock option award (the “Option Award”) with respect to 1,677,251 shares of Company common stock. The Option Award shall have an exercise price equal to the fair market value of a share of Company common stock on the date of grant. Unless otherwise stated in Section 6, twenty-five percent (25%) of the Option Award shall vest on the first anniversary of the date of grant, with the remainder vesting in equal monthly installments over the subsequent three year period, subject to Executive’s continued service through each vesting date. The Option Award shall remain exercisable for a period of 18 months, or the original term of the option, whichever is shorter, following Executive’s termination of employment without Cause, for Good Reason, or by reason of Disability (as defined in the Plan as hereinafter defined) or death. The Option Award shall be subject to the terms of the Company’s 2019 Equity Incentive Plan (the “Plan”) and the form of option agreement issued thereunder. Executive shall be eligible for consideration for an annual equity grant starting with the first annual grant process that follows the fourth anniversary of the Effective Date.
2.5
Expense Reimbursement. The Company will reimburse Executive for reasonable business expenses in accordance with the Company’s standard expense reimbursement policy, as the same may be modified by the Company from time to time. The Company shall reimburse Executive for all customary and appropriate business-related expenses actually incurred and documented in accordance with Company policy, as in effect from time to time. For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
2.6
Attorneys’ Fees. The Company will pay Executive’s reasonable attorneys’ fees, up to $20,000 incurred in connection with the negotiation of this Agreement and related documents. The Company shall pay fees directly to Executive’s attorney, no later than 30 days after the latest of (i) the date Davis+Gilbert LLP submits an invoice to the Company; (ii) the date Davis+Gilbert LLP submits a completed IRS Form W-9 to the Company; and (iii) the date Executive submits a completed IRS Form W-9 to the Company.
3.
Confidential Information, Inventions, Non-Competition and Non-Solicitation Obligations. As a condition of employment, Executive agrees to execute and abide by the Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement attached as Exhibit A (“Confidential Information Agreement”). The Confidential Information Agreement may be amended by the parties from time to time without regard to this Agreement. The Confidential Information Agreement contains provisions that are intended by the parties to survive and do survive termination of this Agreement.

4.
Outside Activities During Employment. Except with the prior written consent of the Company, Executive will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise that would interfere with Executive’s responsibilities and the performance of Executive’s duties hereunder, except for (i) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit and/or other charitable organization as Executive may wish to serve, (ii) reasonable time devoted to activities in the non-profit and business communities consistent with Executive’s duties, (iii) such other activities as may be specifically approved in writing by the Company. This restriction shall not, however, preclude Executive (i) from owning less than one percent (1%) of the total outstanding shares of a publicly traded company, or (ii) from employment or service in any capacity with Affiliates of the Company. As used in this Agreement, “Affiliates” means an entity under common management or control with the Company.
5.
No Conflict with Existing Obligations. Executive represents that Executive’s performance of all the terms of this Agreement and as an Executive of the Company do not and will not breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services. Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith.

6.
Termination Of Employment. The parties acknowledge that Executive’s employment relationship with the Company is at-will. Either Executive or the Company may terminate the employment relationship for any reason whatsoever at any time, with or without cause or advance notice. The provisions in this Section govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter this at-will status.

6.1
Termination by the Company without Cause or Resignation by Executive for Good Reason.
(a)
The Company shall have the right to terminate Executive’s employment with the Company pursuant to this Section 6.1 at any time without “Cause” (as defined in Section 6.2(b) below) by giving notice as described in Sections 6.6 and 8.1 of this Agreement. A termination pursuant to Sections 6.2, 6.3, 6.4 or 6.5 below is not a termination without Cause for purposes of receiving the benefits described in this Section 6.1.
(b)
Executive shall have the right to resign from his employment for “Good Reason” (as defined in Section 6.1(i)) by following the notice and cure process outlined in Section 6.1(i), provided that the circumstance creating Good Reason is not cured by the Company pursuant to Section 6.1(i).
(c)
If the Company terminates Executive’s employment at any time without Cause or Executive resigns from his employment with the Company for Good Reason, and provided that such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then Executive shall be entitled to receive the “Accrued Obligations” (as defined in Section 6.1(e) below). Additionally, if Executive complies with the obligations in Section 6.1(e) below, including but not limited to the Release requirement, Executive shall be eligible to receive the following “Severance Benefits”:
(i)
If the termination or resignation occurs at any time except during the Corporate Transaction Measurement Period (as defined in Section 6.1(d) below), the Company will pay Executive an amount equal to Executive’s then current Base Salary for twelve (12) months, less all applicable withholdings and deductions, and paid in equal installments beginning on the Company’s first regularly scheduled payroll date following the Release Effective Date (as defined below in Section 6.1(e) below), with the remaining installments occurring on the Company’s regularly scheduled payroll dates thereafter. If the termination or resignation occurs during the Corporate Transaction Measurement Period, the Company will pay Executive an amount equal to Executive’s then current Base Salary for eighteen (18) months, less all applicable withholdings and deductions, in a lump sum on the Company’s first regularly scheduled payroll date following the Release Effective Date.
(ii)
If the termination or resignation occurs at any time except during the Corporate Transaction Measurement Period, then if Executive timely elects continued coverage under COBRA for himself and his covered dependents under the Company’s group health plans following such termination, then the Company shall pay that portion of Executive’s COBRA premiums it was paying prior to the Separation Date necessary to continue Executive’s and his covered dependents’ health insurance coverage in effect for himself (and his covered dependents) on the termination date until the earliest of: (i) twelve (12) months from the separation date; (ii) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (iii) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (i)-(iii), the “Non-CT COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on Executive’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay Executive on the last day of each remaining month of the Non-CT COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding for the remainder of the Non-CT COBRA Payment Period. If the termination or resignation occurs during the Corporate Transaction Measurement Period, then the COBRA Payment Period shall be modified with respect to prong (i) above to eighteen (18) months, but prongs (ii) and (iii) above shall remain the same (the “CT COBRA Payment Period”). Nothing in this Agreement shall deprive Executive of his rights under COBRA or ERISA for benefits under plans and policies arising under his employment by the Company.
(iii)
If the termination or resignation occurs after the completion of the Company’s calendar year, but before any bonuses are paid for such calendar year, Executive will be eligible for a bonus for the completed calendar year pursuant to the terms and process set forth in Section 2.2 above, dependent upon the actual achievement by Executive and the Company of the applicable individual and corporate performance goals, as determined by the Board in its good faith. The Company will pay Executive any bonus awarded for the completed calendar year, less applicable withholdings and deductions, payable on the later of (A) the date that annual performance bonuses are normally paid to other executives at the Company for that calendar year or (B) the Release Effective Date (the “Completed Year Bonus”). In addition, the Company shall pay Executive an amount equal to Executive’s pro rata Annual Bonus (based on the Target Percentage) for the calendar year in which Executive’s termination occurs (i.e., for the period from January 1 through and including the date of Executive’s separation of employment with the Company), payable subject to standard federal and state payroll withholding requirements on the Company’s first regularly scheduled payroll date following the Release Effective Date (the “Pro Rata Bonus”).
(iv)
The Company will forgive Executive’s obligation to repay the Retention Bonus, if applicable.
(v)
If the termination or resignation occurs at any time except during the Corporate Transaction Measurement Period, then the vesting of all outstanding unvested time-based equity awards that are held by Executive as of the date of Executive’s date of termination from employment shall be accelerated as to the number of shares that would have vested in accordance with the applicable vesting schedule as if Executive had been in service for an additional twelve (12) months as of Executive’s termination date (based upon months of service and not the occurrence of corporate events or milestones). If the termination or resignation occurs during the Corporate Transaction Measurement Period, then the vesting of all outstanding unvested time-based equity awards that are held by Executive as of the date of Executive’s date of termination from employment shall be fully accelerated and vested.
(d)
A termination without Cause or a resignation for Good Reason in either case on or within twelve (12) months following the effective date of a Corporate Transaction (as defined in the Plan, but provided that an event will not constitute a “Corporate Transaction” under this Agreement unless it also qualifies as a “change in control event” under Treasury Regulations Section 1.409A-3(i)(5)) is a termination or resignation during the “Corporate Transaction Measurement Period.”
(e)
Executive will be paid all of the Accrued Obligations on the Company’s first payroll date after Executive’s date of termination from employment or earlier if required by law. If eligible to receive the Severance Benefits pursuant to Section 6.1(c) of this Agreement, Executive will only receive such Severance Benefits if: (i) within the time period provided in the separation agreement (which shall be no longer than 60 days following the date of Executive’s Separation from Service), Executive has signed and delivered to the Company a separation agreement in the form presented by the Company, that includes, among other terms, an effective general release of claims in favor of the Company and its affiliates and representatives (the “Release”), which cannot be revoked in whole or part by such date (the date that the Release can no longer be revoked is referred to as the “Release Effective Date”) and in substantially the same form as Exhibit B attached hereto, subject to revision based on advice from Company counsel to comply with changes in applicable law; and (ii) if Executive holds any other positions with the Company, he resigns such position(s) to be effective no later than the date of Executive’s termination date (or such other date as requested by the Board); (iii) Executive returns all Company property; (iv) Executive complies with his post-termination obligations under this Agreement and the Confidential Information Agreement; and (v) Executive complies with the terms of the Release, including, without limitation, any non-disparagement, confidentiality and cooperation provisions contained in the Release. To the extent that any of the Severance Benefits are deferred compensation under Section 409A of the Code, and are not otherwise exempt from the application of Section 409A, then, if the period during which Executive may consider and sign the Release spans two calendar years, the payment of the Severance Benefits will not be made or begin until the later calendar year.
(f)
For purposes of this Agreement, “Accrued Obligations” are (i) Executive’s accrued but unpaid salary through the date of termination, (ii) any unreimbursed business expenses incurred by Executive payable in accordance with the Company’s standard expense reimbursement policies, and (iii) benefits owed to Executive under any qualified retirement plan or health and welfare benefit plan in which Executive was a participant in accordance with applicable law and the provisions of such plan.
(g)
The Severance Benefits provided to Executive pursuant to this Section 6.1 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy or program.
(h)
Any damages caused by the termination of Executive’s employment without Cause would be difficult to ascertain; therefore, the Severance Benefits for which Executive is eligible pursuant to Section 6.1(c) above in exchange for the Release is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.
(i)
“Good Reason” for purposes of this Agreement shall mean the occurrence of any of the following conditions without Executive’s consent, after Executive’s provision of written notice to the Company of the existence of such condition (which notice must be provided as described in Section 8.1 within thirty (30) days of the initial existence of the condition and must specify the particular condition in reasonable detail), provided that the Company has not first provided notice to Executive of its intent to terminate Executive’s employment: (i) a material reduction in Executive’s duties, responsibilities or authorities, including a requirement that the Executive report to anyone other than the Board, provided, however, that neither the conversion of the Company to a subsidiary, division or unit of an acquiring entity in connection with a Corporate Transaction (as defined in the Plan) nor any change in Executive’s reporting relationship as a result of such Corporate Transaction will be deemed a “material reduction,” unless Executive’s duties, responsibilities or authorities with respect the business of the Company are materially reduced; (ii) a material (greater than 10%) reduction by the Company of Executive’s Base Salary or Target Percentage (except in the case of either an across-the-board reduction in salaries or Target Percentage of similarly situated employees or a temporary reduction due to financial exigency); (iii) the relocation by the Company of Executive’s principal place of employment by fifty (50) or more miles from Executive’s then-current principal place of employment, provided that Executive agrees to relocate to the Company’s executive office when that office is established, and such relocation shall not be “Good Reason” so long as the executive office is in the Northeastern United States; or (iv) a material breach of this Agreement. Notwithstanding the foregoing, Good Reason shall only exist if the Company is provided a thirty (30) day period to cure the event or condition giving rise to Good Reason, and it fails to do so within that cure period and, additionally, Executive must resign for such Good Reason condition by giving notice as described in Section 8.1 within thirty (30) days after the period for curing the violation or condition has ended.

6.2
Termination by the Company for Cause.
(a)
The Company shall have the right to terminate Executive’s employment with the Company at any time for Cause by giving notice as described in Section 6.6(a)(i) or (iii) of this Agreement.
(b)
“Cause” for purposes of this Agreement shall mean that Executive has engaged in any of the following: (i) a material breach of any covenant or condition under this Agreement, the Confidential Information Agreement, or any other similar written agreement between the Company and Executive; (ii) any material act constituting dishonesty, fraud, immoral or disreputable conduct that is deemed by the Board in its reasonable, good faith discretion to be injurious to the Company or its reputation; (iii) any conduct which constitutes a felony under applicable law; (iv) material violation of any Company policy or any material act of misconduct, in either case that is deemed by the Board in its reasonable, good faith discretion to be injurious to the Company or its reputation; (v) refusal to follow or implement a written clear and reasonable directive of the Board; (vi) failure to pass to the satisfaction of the Company, a preliminary background check or failure to submit proof of legal eligibility to work in the United States; (vii) breach of fiduciary duty; or (viii) gross negligence or gross incompetence in the performance of Executive’s duties or failure to substantially perform such duties (other than due to disability or illness) after the expiration of fifteen (15) days without cure after written notice of such failure.
(c)
In the event Executive’s employment is terminated at any time for Cause, Executive will not receive Severance Benefits, or any other compensation or benefits, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations.
6.3
Resignation by Executive (other than for Good Reason).
(a)
Executive may resign from Executive’s employment with the Company at any time by giving notice as described in Section 6.6(a)(iv) and (v) of this Agreement.
(b)
In the event Executive resigns from Executive’s employment with the Company (other than for Good Reason), Executive will not receive Severance Benefits, or any other compensation or benefits, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations.
6.4
Termination by Virtue of Death or Disability of Executive.
(a)
In the event of Executive’s death while employed pursuant to this Agreement, all obligations of the parties hereunder shall terminate immediately, and the Company shall, pursuant to the Company’s standard payroll policies, provide to Executive’s legal representatives all Accrued Obligations and forgive repayment of the Retention Bonus, if applicable.
(b)
Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to Executive, to terminate this Agreement based on Executive’s Disability. Termination by the Company of Executive’s employment based on “Disability” shall mean termination because Executive is unable due to a physical or mental condition to perform the essential functions of Executive’s position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period. One of the physicians shall be chosen by the Company and the other shall be chosen by the Executive, or by Executive’s representative. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. In the event Executive’s employment is terminated based on Executive’s Disability, Executive will not receive Severance Benefits, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations and forgive repayment of the Retention Bonus, if applicable and subject to Executive’s execution and non-revocation of the Release.
6.5
Termination Due to Discontinuance of Business. Anything in this Agreement to the contrary notwithstanding, in the event the Company’s business is discontinued because rendered impracticable by substantial financial losses, lack of funding, legal decisions, administrative rulings, declaration of war, dissolution, national or local economic depression or crisis or any reasons beyond the control of the Company, then this Agreement shall terminate as of the day the Company determines to cease operation with the same force and effect as if such day of the month were originally set as the termination date hereof. In the event this Agreement is terminated pursuant to this Section 6.5, Executive will not receive the Severance Benefits, or any other compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations and forgive repayment of the Retention Bonus, if applicable and subject to Executive’s execution and non-revocation of the Release.
6.6
Notice; Effective Date of Termination.
(a)
Termination of Executive’s employment pursuant to this Agreement shall be effective on the earliest of:
(i)
immediately after the Company gives notice to Executive of Executive’s termination, with or without Cause pursuant to Section 6.2(b)(i)-(vii);
(ii)
immediately upon Executive’s death;
(iii)
(A) fifteen (15) days after the Company gives written notice to Executive of its intent to terminate Executive for Cause pursuant to Section 6.2(b)(viii) if the condition giving rise to Cause is not timely cured; (B) ten (10) days after the Company gives notice to Executive of Executive’s termination on account of Executive’s Disability, unless the Company specifies a later date, in which case, termination shall be effective as of such later date, provided that Executive has not returned to the full time performance of Executive’s duties prior to such date;
(iv)
immediately upon Executive’s full satisfaction of the requirements of Section 6.1(i) for a resignation for Good Reason; or

(v)
ten (10) days after Executive gives written notice to the Company of Executive’s resignation without Good Reason, provided, however, the Company may, in its sole discretion, set a termination date at any time between the date of notice and the date of resignation, in which case Executive’s resignation shall be effective as of such other date. Executive will receive compensation through any required notice period.
(b)
In the event notice of a termination under subsections (a)(i) and (iii) is given orally, at the other party’s request, the party giving notice must provide written confirmation of such notice within five (5) business days of the request in compliance with the requirement of Section 8.1 below. In the event of a termination for Cause, written confirmation shall specify the subsection(s) of the definition of Cause relied on to support the decision to terminate.
6.7
Cooperation With Company After Termination of Employment. Following termination of Executive’s employment for any reason, Executive shall reasonably cooperate with the Company in all matters relating to the winding up of Executive’s pending work including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to such other employees as may be designated by the Company. The Company will reimburse Executive for reasonable out-of-pocket expenses Executive incurs in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate Executive’s scheduling needs.
6.8
Application of Section 409A. It is intended that all of the severance payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9), and this Agreement will be construed in a manner that complies with Section 409A. If not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms. No severance payments will be made under this Agreement unless Executive’s termination of employment constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)). For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. If the Company determines that the severance benefits provided under this Agreement constitutes “deferred compensation” under Section 409A and if Executive is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i) of the Code at the time of Executive’s Separation from Service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance will be delayed as follows: on the earlier to occur of (a) the date that is six months and one day after Executive’s Separation from Service, and (b) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company will (i) pay to Executive a lump sum amount equal to the sum of the severance benefits that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the severance benefits had not been delayed pursuant to this Section 6.8 and (ii) commence paying the balance of the severance benefits in accordance with the applicable payment schedule set forth in Section 6.1. No interest shall be due on any amounts deferred pursuant to this Section 6.8.
7.
Section 280G Matters.
7.1
If any payment or benefit Executive would receive from the Company or otherwise in connection with a Change of Control or other similar transaction (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount ((x) or (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a Reduced Amount will give rise to the greater after tax benefit, the reduction in the Payments shall occur in the following order: (a) reduction of cash payments; (b) cancellation of accelerated vesting of equity awards other than stock options; (c) cancellation of accelerated vesting of stock options; and (d) reduction of other benefits paid to Executive. Within any such category of payments and benefits (that is, (a), (b), (c) or (d)), a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and then with respect to amounts that are. In the event that acceleration of compensation from Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled, subject to the immediately preceding sentence, in the reverse order of the date of grant.
7.2
The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the event described in Section 280G(b)(2)(A)(i) of the Code shall perform the foregoing calculations. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting such event, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder. The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within thirty (30) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as reasonably requested by the Company or Executive. Any good faith determinations of the independent registered public accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.
8.
General Provisions.
8.1
Notices. Any notices required hereunder to be in writing shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location, ATTN: BOARD OF DIRECTORS, and to Executive at Executive’s address as listed on the Company payroll or to Executive’s Company-issued email address or Executive’s email address as listed in Company records, or at such other address as the Company or Executive may designate by ten (10) days’ advance written notice to the other.
8.2
Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.
8.3
Survival. Provisions of this Agreement which by their terms must survive the termination of this Agreement in order to effectuate the intent of the parties will survive any such termination, whether by expiration of the term, termination of Executive’s employment, or otherwise, for such period as may be appropriate under the circumstances.
8.4
Waiver. If either party should waive any breach of any provisions of this Agreement, it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
8.5
Complete Agreement. This Agreement, along with the Employee Confidential Information and Inventions Assignment Agreement, constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof. This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company. The parties have entered into a separate Confidential Information Agreement and have or may enter into separate agreements related to equity. These separate agreements govern other aspects of the relationship between the parties, have or may have provisions that survive termination of Executive’s employment under this Agreement, may be amended or superseded by the parties without regard to this Agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement. In the event of a conflict between the terms of this Agreement, and any other agreement or plan, the terms of this Agreement shall govern.
8.6
Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.
8.7
Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

8.8
Successors and Assigns. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any Company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said Company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to the Executive’s estate upon Executive’s death.
8.9
Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of Delaware.
8.10
Resolution of Disputes. To ensure the rapid and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, and in exchange for the mutual promises contained in this Agreement, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Executive’s employment with the Company, or the termination of Executive’s employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures appropriate to the relief being sought (available upon request and also currently available at the following web addresses: (i) https://www.jamsadr.com/rules-employment-arbitration/ and (ii) https://www.jamsadr.com/rules-comprehensive-arbitration/). Executive acknowledges that by agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by Executive or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, discrimination, retaliation, or harassment claims, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event Executive intends to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. Executive will have the right to be represented, at Executive’s own expense, by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that Executive or the Company would be entitled to seek in a court of law. Executive and the Company shall equally share all JAMS’ arbitration fees, or such fees shall be paid in such other manner to the extent required by, and in accordance with, applicable law to effectuate Executive’s and the Company’s agreement to arbitrate. Each party is responsible for its own attorneys’ fees, except as expressly set forth in Executive’s Employee Confidential Information and Inventions Assignment Agreement. To the extent JAMS does not collect or Executive otherwise does not pay to JAMS an equal share of all JAMS’ arbitration fees for any reason, and the Company pays JAMS Executive’s share, Executive acknowledges and agree that the Company shall be entitled to recover from Executive half of the JAMS arbitration fees invoiced to the parties (less any amounts Executive paid to JAMS) in a federal or state court of competent jurisdiction. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

In Witness Whereof, the parties have executed this Employment Agreement on the day and year first written above.

SIGNATURE PAGE FOLLOWS

Signature Page to Employment Agreement

Landos Biopharma, Inc.

By: /s/Tim Mayleben

Name: Tim Mayleben

Title: Interim President and CEO

Executive:

/s/ Gregory Oakes

Gregory Oakes

Exhibit A

Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement

Exhibit B

RELEASE AGREEMENT

This Release Agreement (“Agreement”) is made as of _________________ by and between Gregory Oakes (the “Employee”) and Landos Biopharma, Inc. (the “Company”) (together, the “Parties”).

The Company has agreed to provide the Employee with certain benefits in exchange for his execution of and compliance with this Agreement. Now therefore, in consideration of the mutual promises and benefits set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.
Severance. In consideration for Employee’s execution of and compliance with this Agreement, the Company will provide Employee with the following [Severance Benefits]: [list payments and benefits]
2.
Release. Employee hereby releases, acquits and forever discharges the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, stockholders, successors, assigns and affiliates (the “Company Parties”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, which were known or through reasonable diligence should have been known, arising out of or in any way related to Releases, events, acts or conduct at any time prior to the date Employee executes this Agreement, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with Employee’s employment with the Company, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, any and all claims and causes of action that the Company, its parents and subsidiaries, and its and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns or affiliates (individually a “Claim” and collectively “Claims”):
•
has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;
•
has discriminated against him on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act (“ADEA”), as amended; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans With Disabilities Act; the Genetic Information Nondiscrimination Act; the Family and Medical Leave Act; the New Jersey Law Against Discrimination; the New Jersey Equal Pay Act; the New Jersey Conscientious Employee Protection Act; the New Jersey Civil Rights Act; the New Jersey Family Leave Act; the New Jersey Wage Payment Law; the New Jersey Wage and Hour Law; the New Jersey Wage Withholding Protection Law; the New Jersey Earned Sick Leave Law;

the Pennsylvania Human Relations Act; the Pennsylvania Wage Payment and Collection Law; the Pennsylvania Whistleblower Law; the Pennsylvania Equal Pay Law; the City of Philadelphia Fair Practices Code; the Employee Retirement Income Security Act; the Employee Polygraph Protection Act; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the anti-retaliation provisions of the Sarbanes-Oxley Act, or any other federal or state law regarding whistleblower retaliation; the Lilly Ledbetter Fair Pay Act; the Uniformed Services Employment and Reemployment Rights Act; the Fair Credit Reporting Act; and the National Labor Relations Act;
•
has violated any statute, public policy or common law (including but not limited to claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to him or any member of his family and/or promissory estoppel).

Notwithstanding the foregoing, other than events expressly contemplated by this Agreement Employee does not waive or release rights or Claims that may arise from events that occur after the date this waiver is executed and Employee is not releasing any right of indemnification he may have for any liabilities arising from actions within the course and scope of employment with the Company. Also excluded from this Agreement are any Claims which cannot be waived by law, including, without limitation, any rights Employee may have under applicable workers’ compensation laws and the right, if applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. Nothing in this Agreement shall prevent Employee from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act. Employee further understands this Agreement does not limit his ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit Employee’s right to receive an award for information provided to the Securities and Exchange Commission, Employee understands and agrees that, Employee is otherwise waiving, to the fullest extent permitted by law, any and all rights he/she may have to individual relief based on any Claims that have been released and any rights Employee has waived by signing this Agreement. If any Claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party. This Agreement does not abrogate Employee’s existing rights under any Company benefit plan or any plan or agreement related to equity ownership in the Company; however, it does waive, release and forever discharge Claims existing as of the date Employee executes this Agreement pursuant to any such plan or agreement.

3.
ADEA Waiver and Release. Employee acknowledge that he is knowingly and voluntarily waiving and releasing any rights he/ may have under the ADEA, as amended. He also acknowledges that the consideration given for the waiver and release is in addition to anything of value to which he was already entitled. He further acknowledges that he has been advised by this writing, as required by the ADEA, that: (a) this waiver and release does not apply to any rights or claims that may arise after the execution date of this Agreement; (b) he has been advised that he has the right to consult with an attorney prior to executing this Agreement; (c) he has been given [twenty-one (21)/forty-five (45)] days to consider this Agreement and seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by the Employee, provided that the Company has also executed this Agreement by that date (the “Effective Date”).
4.
Return of Company Property. By the Separation Date, Employee agrees to return to the Company all Company documents (and all copies thereof) and other Company property that he has had in his possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Please coordinate return of Company property with [name/title]. Receipt of the severance benefits described in Section 1 of this Agreement is expressly conditioned upon return of all Company Property.
5.
Proprietary Information and Post-Termination Obligations. Both during and after Employee’s employment Employee acknowledges his continuing obligations under his Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement not to use or disclose any confidential or proprietary information of the Company and to refrain from certain solicitation and competitive activities. A copy of the Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement is attached hereto as Exhibit A. If Employee has any doubts as to the scope of the restrictions in the agreement, Employee should contact [name/title] immediately to assess his compliance. The Company reserves its right to enforce its contract rights. Employee understands he should familiarize himself with the enclosed agreement which he signed. Confidential information that is also a “trade secret,” as defined by law, may be disclosed (A) if it is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, if Employee: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
6.
Confidentiality. The provisions of this Agreement will be held in strictest confidence by Employee and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) he may disclose this Agreement to his immediate family; (b) he may disclose this Agreement in confidence to his attorney, accountant, auditor, tax preparer, and financial advisor; and (c) he may disclose this Agreement insofar as such disclosure may be required by law. Notwithstanding the foregoing, nothing in this Agreement shall limit Employee’s right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of his employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.
7.
Non-Disparagement. Employee agrees not to disparage the Company Parties, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that he may respond accurately and fully to any question, inquiry or request for information when required by legal process. The Company agrees to instruct its executive officers and directors not to disparage Executive in any manner likely to be harmful to Executive or his business or personal reputation; provided that they may respond accurately and fully to any question, inquiry, or request for information when required by legal process. Notwithstanding the foregoing, nothing in this Agreement shall limit Employee’s right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of his employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.
8.
Cooperation after Termination. Employee agrees to cooperate fully with the Company in all matters relating to the transition of his work and responsibilities on behalf of the Company, including, but not limited to, any present, prior, or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company, by making himself reasonably available during regular business hours.
9.
Acknowledgments and Affirmations. Employee also acknowledges that (i) the consideration given to him in exchange for the waiver and release in this Agreement is in addition to anything of value to which he was already entitled; (ii) that he has been paid for all time worked, has received all the leave, leaves of absence and leave benefits and protections for which he is eligible, and has not suffered any on‑the-job injury for which he has not already filed a claim; (iii) he has been given sufficient time to consider this Agreement and to consult an attorney or advisor of his choosing; and (iv) he is knowingly and voluntarily executing this Agreement waiving and releasing any claims he may have as of the date he executes it. Employee affirms that all of the decisions of the Company Parties regarding his pay and benefits through the date of his execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. Employee affirm that he has not filed or caused to be filed, and is not presently a party to, a Claim against any of the Company Parties. Employee further affirms that he has no known workplace injuries or occupational diseases. Employee acknowledges and affirms that he has not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law.
10.
No Admission. This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.
11.
Breach. The parties agree that upon a material breach of this agreement, the breaching party will forfeit all benefits of this agreement, including for the Employee, all amounts paid or owing to him under this Agreement. The parties acknowledge that it may be impossible to assess the damages caused by the violation of the terms of Sections 4, 5, 6 and 7 of this Agreement and further agree that any threatened or actual violation or breach of those Sections of this Agreement will constitute immediate and irreparable injury to the non-breaching party. The parties therefore agree that in addition to any and all other damages and remedies available to the non-breaching party, the non-breaching party shall be entitled to an injunction to prevent violation or breach of this Agreement. If either party brings an action to enforce this Agreement and is successful in whole or part in any legal or equitable action against the other party under this Agreement, such successful party may recover from the other party all of the costs, including reasonable attorneys’ fees, incurred in enforcing the terms of this Agreement.
12.
Miscellaneous. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between Employee and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both Employee and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both Employee and the Company, and inure to the benefit of both Employee and the Company, their heirs, successors and assigns. There will be no presumption that any ambiguity in this Release Agreement should be resolved in favor of one party hereto and against another party hereto. Any controversy concerning the construction of this Release Agreement will be decided neutrally without regard to authorship. This Release Agreement may be executed in multiple counterparts, each of which will be deemed an original and will have the same effect as if the signatures to each were on the same instrument. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Delaware as applied to contracts made and to be performed entirely within Delaware.

In Witness Whereof, the Parties have duly authorized and caused this Agreement to be executed as follows:

Landos Biopharma, Inc. Executive

By:

Name: Gregory Oakes

Title:

269368750